EXHIBIT 5

                               September 25, 1998




Board of Directors
Bestfoods
International Plaza
P.O. Box 8000
Englewood Cliffs, NJ  07632

Ladies and Gentlemen:

     I am Vice President, General Counsel and Secretary of Bestfoods (the "Company") and am rendering this opinion in connection with the shelf registration by the Company of debt securities (the "Debt Securities") in an aggregate initial public offering price of up to $500,000,000 for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended.

     In arriving at the opinion expressed below, I have examined and relied on the Registration Statement on Form S-3 as filed by the Company with the Securities and Exchange Commission on September 25, 1998 (the "Registration Statement") and the exhibits thereto, including the indenture dated as of April 15, 1988, as amended by the first supplemental indenture and amendment dated March 2, 1994 between the Company and Bankers Trust Company, as trustee (collectively the "Indenture"), under which the Debt Securities are to be issued and the proposed forms of certain Debt Securities. In addition, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and have not verified that the signatures on all documents I have examined are genuine, and that the definitive documents will conform to the forms thereof that I have examined.

     Based on the foregoing, I advise you that in my opinion:

     1. The Debt Securities have been validly authorized for issuance, and when duly authorized, executed, authenticated, issued and delivered in accordance with the terms of the Indenture, will be valid and legally binding obligations of the Company in accordance with and subject to the terms thereof and of the Indenture.


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     2. The Indenture has been duly authorized and executed by the Company and, assuming due authorization and execution by the Trustee, constitutes a valid, binding and enforceable agreement of the Company.

     Insofar as the foregoing opinions relate to legality, validity, binding effect or enforceability of any instrument or agreement, such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     As a member of the Bar of the State of New York and Vice President, General Counsel and Secretary of the Company, I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement and related prospectus.


                                          Very truly yours,


                                          /s/ Hanes A. Heller
                                          ------------------------
                                          Hanes A. Heller